**DEAN HELLER**
**Secretary of State**
**204 North Carson Street, Suite 1**
**Carson City, Nevada 89701-4299**
**(775) 684 5708**
**Website: secretaryofstate.biz**

C464390

FILED

OCT 1 2 2004

Dean Heller
Secretary of State

# Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

***Important: Read attached instructions before completing form.***

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

### (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
G.T. 5-Limited

2. The articles have been amended as follows (provide article numbers, if available):

Article IV is to read as follows:
The aggregate number of shares the corporation shall have the authority to issue is 100,000,000 (One Hundred Million) shares of common stock at a par value of .001 per share, or a total capitalization of $100,000.

There shall be no cumulative voting, and all pre-emptive rights are denied. Each share shall entitle the holder thereof to one vote at all meetings of the stockholders,

Stockholders shall not be liable to the corporation or its creditors for any debts or obligations of the corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 62%

4. Effective date of filing (optional): 10/12/04
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): [signature] Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees. See attached fee schedule.*

10/12/2004 3:32:53 PM $1,505.00
ND C20041012-0466